EXHIBIT 99.1

Theravance Reports Second Quarter 2012 Financial Results

SOUTH SAN FRANCISCO, Calif., July 31, 2012 (GLOBE NEWSWIRE) -- Theravance, Inc. (Nasdaq:THRX) reported today its financial results for the quarter ended June 30, 2012. Revenue for the second quarter of 2012 was $1.4 million. Net loss for the second quarter of 2012 was $37.1 million or $0.42 per share. Cash, cash equivalents, and marketable securities totaled $378.7 million as of June 30, 2012.

"We are very proud of Theravance's recent accomplishments," said Rick E Winningham, Chief Executive Officer. "In July, GSK and Theravance announced the submission of regulatory applications for FF/VI for COPD in the EU and the US, and for asthma in the EU. In addition, four pivotal Phase 3a studies with UMEC/VI in the LAMA/LABA program delivered positive results. These are significant advancements and encouraging progress in our portfolio of respiratory therapies with GSK. In another exciting development, we attained positive results from the TD-1211 Phase 2b study in Theravance's peripheral mu opioid receptor antagonist program. As we continue in the second half of 2012, we are diligently working towards advancing these and other programs for the benefit of patients suffering from serious disease."

Program Highlights

Respiratory Programs with GlaxoSmithKline plc (GSK)

Fluticasone Furoate/Vilanterol (FF/VI)

FF/VI is an investigational once-daily inhaled corticosteroid (ICS)/long-acting beta2 agonist (LABA) combination treatment, comprising fluticasone furoate and vilanterol, for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD) and patients with asthma. FF/VI is administered by a new dry powder inhaler called Ellipta™. Relvar™ (FF/VI for the European Union (EU)), Breo™ (FF/VI for the US), and Ellipta™ (for both the EU and the US) are proposed brand names and use of these brand names has not yet been approved by any regulatory authority.

In July 2012, GSK and Theravance announced the submission of regulatory applications for FF/VI (100/25mcg) in both the EU and the US for patients with COPD and for FF/VI (100/25mcg and 200/25mcg) in the EU for patients with asthma. GSK and Theravance are reviewing the strategy for a future US filing for asthma.

Umeclidinium Bromide/Vilanterol (UMEC/VI)

UMEC/VI is a once-daily investigational medicine, combining a long-acting muscarinic antagonist (LAMA) umeclidinium bromide (UMEC), and a LABA, VI, for the maintenance treatment of patients with COPD. UMEC/VI is administered by the Ellipta™ dry powder inhaler.

In July 2012, GSK and Theravance announced positive results from four pivotal Phase 3a studies of UMEC/VI involving over 4,000 patients with COPD. These four studies include two 24-week efficacy studies that compared the combination UMEC/VI, its components and placebo and two 24-week active comparator studies that compared the combination with tiotropium, a widely prescribed maintenance bronchodilator for COPD.

The ongoing registration program includes a 52-week safety study and two replicate 12-week crossover exercise studies. Subject to successful completion of these additional studies, GSK plans to commence global regulatory submissions for UMEC/VI from the end of 2012.

Inhaled Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA)

GSK961081 ('081) is a single molecule bifunctional bronchodilator with both muscarinic antagonist and beta2 receptor agonist activities. The results from the Phase 2b study and a number of non-clinical enabling studies will inform the selection of the most appropriate dose and dosing interval for '081 and progression to Phase 3 will be dependent upon successful completion of these enabling studies.

Central Nervous System (CNS)/Pain Program

Oral Peripheral Mu Opioid Receptor Antagonist –TD-1211

TD‑1211 is an investigational once-daily, orally administered, peripherally selective, multivalent inhibitor of the mu opioid receptor designed with a goal of alleviating gastrointestinal side effects of opioid therapy without affecting analgesia. In July 2012, Theravance announced positive topline results from the Phase 2b Study 0084, the key study in the Phase 2b program evaluating TD-1211 as potential treatment for chronic, non-cancer pain patients with opioid-induced constipation. These results support progression into Phase 3 development. The Phase 2b program consists of three studies (0074, 0076 and 0084) designed to evaluate doses and dosing regimens for Phase 3. Detailed results from all three studies will be presented at future medical conferences.

Financial Results

Revenue

Revenue was $1.4 million for the second quarter of 2012 compared with $6.4 million for the same period in 2011, a decrease of $5.0 million primarily due to the January 6, 2012 termination of our global collaboration arrangement with Astellas Pharma Inc. for the development and commercialization of VIBATIV®.

Research and Development

Research and development expense for the second quarter of 2012 increased to $29.5 million compared with $22.8 million for the same period in 2011. The increase in the second quarter of 2012 was primarily due to Phase 2 clinical costs related to TD-1211, costs associated with our preclinical and late-stage discovery programs, and higher employee-related expenses. Total external research and development expense was $11.0 million during the second quarter of 2012 compared with $5.2 million for the same period in 2011. Total research and development stock-based compensation expense for the second quarter of 2012 was $3.5 million compared with $3.4 million for the same period in 2011.

General and Administrative

General and administrative expense for the second quarter of 2012 increased to $7.6 million from $7.2 million for the same period in 2011. The increase in the second quarter of 2012 was primarily due to higher external and employee-related expenses partially offset by lower facilities-related costs and stock-based compensation expense. Total general and administrative stock-based compensation expense for the second quarter of 2012 was $2.4 million compared with $2.9 million for the same period in 2011.

Cash and Cash Equivalents

Cash, cash equivalents and marketable securities totaled $378.7 million as of June 30, 2012, an increase of $178.5 million during the second quarter. This increase was primarily due to GSK's purchase of $212.5 million of Theravance common stock, net of issuance costs, partially offset by cash used in operations.

Conference Call and Webcast Information

As previously announced, Theravance has scheduled a conference call to discuss this announcement beginning at 5:00 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial (877) 837-3908 from the U.S., or (973) 890-8166 for international callers. Those interested in listening to the conference call live via the internet may do so by visiting Theravance's web site at www.theravance.com. To listen to the live call, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on Theravance's web site for 30 days through August 30, 2012. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on August 7, 2012 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 for international callers, and entering confirmation code 94655976.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates and strategic collaborations with pharmaceutical companies. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections, and central nervous system (CNS)/pain. Theravance's key programs include: Relvar™ or Breo™ (FF/VI), umeclidinium bromide/vilanterol (UMEC/VI) and MABA (Bifunctional Muscarinic Antagonist-Beta2 Agonist), each partnered with GlaxoSmithKline plc, and its oral Peripheral Mu Opioid Receptor Antagonist program. By leveraging its proprietary insight of multivalency to drug discovery, Theravance is pursuing a best-in-class strategy designed to discover superior medicines in areas of significant unmet medical need. For more information, please visit Theravance's web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

Relvar™ or Breo™ (FF/VI) is an investigational medicine and is not currently approved anywhere in the world. Relvar™, Breo™ and Ellipta™ are trademarks of the GlaxoSmithKline group of companies. The use of these brand names has not yet been approved by any regulatory authority.

VIBATIV® is a registered trademark of Theravance, Inc.

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the status and timing of clinical studies, data analysis and communication of results, statements regarding the potential benefits and mechanisms of action of drug candidates, statements concerning the timing of seeking regulatory approval of our product candidates, statements concerning enabling capabilities of Theravance's approach to drug discovery and its proprietary insights, statements concerning expectations for product candidates through development and commercialization and projections of revenue, expenses and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical studies, the potential that results of clinical or non-clinical studies indicate product candidates are unsafe or ineffective, our dependence on third parties in the conduct of our clinical studies, delays or failure to achieve regulatory approvals for product candidates, risks of relying on third-party manufacturers for the supply of our product and product candidates and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading "Risk Factors" contained in Theravance's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 2, 2012 and the risks discussed in our other period filings with SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

THERAVANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenue	$1,430	$6,389	$128,529	$12,719

Operating expenses:
Research and development (1)	29,549	22,798	62,751	43,262
General and administrative (1)	7,590	7,248	15,447	14,417
Total operating expenses	37,139	30,046	78,198	57,679

Income (Loss) from operations	(35,709)	(23,657)	50,331	(44,960)

Interest and other income	90	118	145	263
Interest expense	(1,501)	(1,506)	(3,002)	(3,015)
Net income (loss)	$(37,120)	$(25,045)	$47,474	$(47,712)

Net income (loss) per share:
Basic	$(0.42)	$(0.31)	$0.55	$(0.59)
Diluted	$(0.42)	$(0.31)	$0.53	$(0.59)

Weighted average shares:
Basic	89,169	81,811	86,379	81,415
Diluted	89,169	81,811	95,044	81,415

(1) Amounts include stock-based compensation expense for the three months and six months ended June 30 as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Research and development	$3,541	$3,379	$7,070	$6,511
General and administrative	2,438	2,896	5,144	5,305
Total stock-based compensation expense	$5,979	$6,275	$12,214	$11,816

THERAVANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2012	December 31, 2011
	(unaudited)	(1)

Assets
Cash, cash equivalents and marketable securities	$378,697	$240,915
Other current assets	7,891	3,848
Property and equipment, net	9,660	10,372
Other assets	3,174	3,647
Total assets	$399,422	$258,782

Liabilities and stockholders' equity (net capital deficiency)
Current liabilities (2)	$25,776	$45,496
Deferred revenue	6,413	122,017
Convertible subordinated notes	172,500	172,500
Other long-term liabilities	5,477	5,821
Stockholders' equity (net capital deficiency)	189,256	(87,052)
Total liabilities and stockholders' equity (net capital deficiency)	$399,422	$258,782

(1) The condensed consolidated balance sheet amounts at December 31, 2011 are derived from audited financial statements.

(2) Amounts include current portion of deferred revenue of $5.8 million and $18.7 million as of June 30, 2012 and December 31, 2011, respectively.
CONTACT: Michael W. Aguiar
         Senior Vice President and Chief Financial Officer
         650-808-4100
         investor.relations@theravance.com